EXHIBIT 10.56

AGREEMENT TO EXCHANGE LAND

THIS AGREEMENT is entered into by the Commissioner of Public Lands for the State of New Mexico (the “Commissioner”), trustee for the State of New Mexico (the “State”) under the Act of June 20, 1910, 36 stat. 557, ch. 310 (the “Enabling Act”) (the “Trust”), and Bowlin Travel Centers, Inc., a Nevada corporation (“Bowlin”), and is effective as of the date shown below that it is signed by the Commissioner (the Commissioner and Bowlin are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”).

I.                RECITALS.

A.          Pursuant to law, the Commissioner has caused a public notice advertising the proposed exchange of that State Trust Land described in Exhibit A hereto (the “subject State Trust Land”) to be published in two newspapers of general circulation for a ten-week period (the “public notice”).  The public notice solicited proposals to exchange land with an appraised value equal to or greater than the minimum bid set for the subject State Trust Land.

B.           In response to the public notice, Bowlin submitted a proposal to exchange the subject State Trust Land for the land owned by Bowlin in Doña Ana County, New Mexico that is described in Exhibit B hereto (the “Bowlin Land”).

C.           In accordance with the Enabling Act, the Commissioner has determined that the value shown below for the subject State Trust Land reflects its true value and that the Trust will receive that value if the exchange of the Parties’ respective lands is completed as provided for in this Agreement.

D.          The Commissioner has further determined that completion of the proposed transaction as provided for herein will be of substantial benefit to the Trust.

E.          The Commissioner desires to exchange the surface estate of the subject State Trust Land for the Bowlin Land under the terms and conditions set forth below.

II.              AGREEMENT.

A.         Exchange of Real Property.  Pursuant to the terms and conditions of this Agreement and subject to their satisfaction, the Commissioner and Bowlin agree to exchange their respective lands as described below.

1.         Conveyance of State Trust Land; Reservation of Minerals, Geothermal and Certain Water Rights.  The Commissioner agrees to convey to Bowlin the subject State Trust Land described in Exhibit A (the “Exchange Patent”), to be conveyed in an exchange patent substantially in the form of said Exhibit A, subject to the reservations described below.

a.           Reservation of Minerals, Geothermal Resources, and Certain Water Rights.  The Exchange Patent shall reserve to the State, acting by and through the Commissioner, all geothermal resources and all minerals of whatsoever kind in, under or upon the subject State Trust Land, including but not limited to oil and natural gas, helium, carbon dioxide, coal and lignite, uranium, brine, copper, iron, lead, talc, barite, gold and silver, precious and semi-precious stones and jewels, caliche, building stones, shale, clay, sand, gravel and rock for crushing, whether or not now known to exist or to have value, of whatever form or type, at whatever depth, in whatever nature of deposit, whether solid, semi-solid, liquid, or gaseous, whether similar or dissimilar to any of those minerals enumerated, and regardless of the method of extraction, whether by wells (including input wells), mining (including subterranean, open-pit, or strip mines), surface or subsurface leaching, or any other means now or hereafter known or employed, together with all rights of access and surface use necessary for or reasonably incident to exploration for and extraction and removal of the geothermal resources or minerals, the right to execute leases, permits or other agreements for geothermal resource or mineral exploration, development, and operation, the right to sell or dispose of the geothermal resources or minerals, the right to grant rights-of-way or entry and easements for geothermal resource or mineral purposes, the right to prospect for, mine, produce and remove geothermal resources and minerals, and the right to perform any and all acts necessary in connection therewith.  The Exchange Patent shall further reserve to the State any and all water rights vested in the State as of the date of sale or exchange which are located on or derived from the subject State Trust Land, any and all water rights appurtenant to or riparian to the subject State Trust Land as of the date of sale or exchange and the right to renew and extend any water easements, water leases or water rights existing as of the date of sale or exchange together with the right to receive the rents and revenues therefrom, together with all rights of access and surface use necessary for or reasonably incident to developing and utilizing such water rights.  The Commissioner agrees to lease or otherwise permit Bowlin, or any of its assignees, lessees, grantees, permittees, licensees, affiliates, subsidiaries, or successors in right, title or interest, to the fullest extent permitted by law, to develop such water rights under terms agreed upon by Bowlin and the Commissioner, whose permission to lease or develop such rights shall not be unreasonably withheld.  The Commissioner further agrees to provide Bowlin at least ninety (90) days written notice before leasing, transferring, conveying or selling said water rights to any other party.

b.           State Trust Land Taken Subject to Encumbrances.  Bowlin acknowledges that it is taking the subject State Trust Land subject to existing leases, rights of way, permits, agreements, or other encumbrances (collectively, “encumbrances”) as shown on the records of the State Land Office, that affect the subject State Trust Land.  Such encumbrances are listed on Exhibit C hereto.

2.           Conveyance of Bowlin Land, Lease and Easements.  Bowlin agrees to convey to the Commissioner all of its right, title and interest in and to the Bowlin Land described in Exhibit B (the “Bowlin Warranty Deed”), to be conveyed in a general warranty deed substantially in the form of said Exhibit B, subject to any valid easements, rights of way, covenants and other conditions of record, including but not limited to that certain Lease Agreement No. 5221 to Bowlin Outdoor Advertising for the purpose of erecting and maintaining outdoor advertising structure(s) on the Bowlin Land, which Lease Agreement will be assigned to the Commissioner.

Bowlin warrants that there are no liabilities or litigation attached to or involving the Bowlin Land.  Should any liabilities or litigation affecting the Bowlin Land become known to Bowlin prior to Closing, Bowlin shall immediately notify the Commissioner, his Deputy Commissioner and his General Counsel by fax and overnight in the manner provided for in Paragraph III(G) (Notice; Contact Persons).  Failure to release or resolve any liabilities or litigation involving the Bowlin Land to the satisfaction of the Commissioner prior to Closing shall be grounds for the Commissioner not to execute and deliver the exchange patent. Subsequent discovery of such present or pending litigation will entitle the Commissioner to revoke this exchange and/or seek compensatory damages.

3.           The Parties’ respective duties to execute and deliver the Exchange Patent and the Bowlin Warranty Deed described above and to perform any other acts at Closing necessary to effectuate the proposed transaction described herein, are subject to satisfaction of the conditions set forth in this Agreement.

B.          Value of Lands to be Exchanged.

1.           Value of Lands to be Exchanged.  After inspection, appraisal and auction of the subject State Trust Land, the Commissioner has determined its value to be as set forth below.  Bowlin offered the Bowlin Land at the value set forth below, subject to inspection and evaluation by the Commissioner of the appraisal of the Bowlin Land prepared at Bowlin’s request (the “Bowlin Appraisal”).

STATE TRUST LAND:
Total Acreage – 30.077 acres, more or less, as described in Exhibit A
Value - $7,500.00 (rounded) per acre = $225,600.00 (rounded)

BOWLIN LAND:
Total Acreage – 1.0 acre, more or less, as described in Exhibit B
Value - $5.50 per square foot at 43,560 sf = $240,000.00 (rounded)

DIFFERENCE IN VALUE OF LANDS:
Bowlin Land Value:	$240,000.00
State Trust Land Value:	$225,600.00
Difference in Land Value resulting in benefit to the Trust:	$14,400.00

C.          Relinquishment of Business Lease BL-0514, Billboard Permits, Improvements on State Land.  By a separate document entitled “General Relinquishment, Release, and Quitclaim Deed” Bowlin has committed to relinquish at closing its leasehold interest, as to the state land to be conveyed to Bowlin in this exchange, in the lease with the State Land Office No. BL-0514.  Such relinquishment is a condition precedent to the Commissioner’s duty to deliver the Patent to Bowlin. Additionally, the 6 Billboard Permits, nos. BB-42 thru BB-47 issued to Bowlin Travel Centers, Inc. that are on the subject State Trust Lands will be cancelled. The State Land has improvements which are valued at Eight Hundred and Four Thousand Dollars ($804,000.00). Title to the State Land Improvements is already held by Bowlin Travel Centers, Inc.

D.          Costs Associated with Transaction and Closing.  Bowlin shall pay all costs associated with the proposed transaction described herein, including without limitation: (1) the costs of recording the Exchange Patent, the Bowlin Warranty Deed, and any other documents necessary to effectuate the transaction in the appropriate county real property records; (2) the issuance of the owner’s policy or policies, including any amounts charged by the title insurance company for deletion of the standard exceptions described below; (3) the Bowlin Surveys (defined below); and (4) appraisals.  The Commissioner will record the Exchange Patent and the Bowlin Warranty Deed in State Land Office records at no charge.

E.          Closing; Closing Instructions.

1.           Closing.  Subject to satisfaction of the conditions set forth in this Agreement, the closing of the proposed transaction (the “Closing”) shall occur on August 29, 2008 (the “Closing Date”), provided however, that the parties may postpone the Closing Date up to one hundred and twenty (120) days by written agreement.  The Closing shall occur at the NM State Land Office, 310 Old Santa Fe Trail, Santa Fe, NM 87501, or at such other location as the Parties may agree.  The President of Bowlin and/or such other officers and directors of Bowlin Travel Centers, Inc. as may be required pursuant to Bowlin’s Articles of Incorporation and Bylaws and representatives of the State Land Office shall be present at the Closing.  Bowlin shall provide such documents, including resolutions, as may be required by the Commissioner and the title company to evidence the authority of its representatives to execute all documents necessary to effectuate the transaction contemplated by this Agreement.  The President, or its authorized representative, of Bowlin Travel Centers, Inc, shall sign the Warranty Deed and the Commissioner shall sign the Exchange Patent, but may do so prior to Closing and need not be personally present at the Closing.

2.           Closing Instructions.  The Parties shall formulate joint instructions (the “Closing Instructions”) and deliver to Las Cruces Abstract & Title Co., 119 S. Campo, P.O. Drawer 1778, Las Cruces, N.M. 88004 (the “title company”) regarding the time and place of Closing, representation of the Parties, recording of the Exchange Patent and the Bowlin Warranty Deed, and such other matters as the Parties deem necessary for inclusion in Closing Instructions.

F.          Title Insurance; Title Search; Survey.

1.           Title Insurance.  The Commissioner acknowledges receipt from Bowlin and Bowlin acknowledges receipt from the Commissioner of commitments for a standard owner’s title insurance policy for the Bowlin Land and the State Trust Lands (the “title insurance commitments”) in a form and from an issuer acceptable to the Commissioner and Bowlin.  The Commissioner also acknowledges receipt from Bowlin and Bowlin acknowledges receipt from the Commissioner of legible copies of all documents creating reservations, servitudes or conditions, upon such Land, referred to in the exceptions to the title insurance commitments.  The Commissioner and Bowlin shall communicate to the title company and such representatives of Bowlin as it may designate in Paragraph III (G) (Notices; Contact Persons) to deal with any issues with respect to the title insurance commitments they require to be resolved prior to Closing.

2.           Title Insurance Policies.  At Closing, or as soon thereafter as reasonably available, Bowlin shall provide a standard owner’s title insurance policy for the Bowlin Land in accordance with the title insurance policy commitment.  As a condition precedent to the Commissioner’s obligation to convey the subject State Trust Land and accept conveyance of the Bowlin Land, the title insurance commitment for the Bowlin Land shall be updated through the Closing Date showing no liens, encumbrances or other defects in title for such Land.  Owner’s Title Policy standard exceptions 1, 2, 3, 4, 5, 6, 8 and 9 will be deleted and standard exception 7 will be deleted as to all matters other than water rights and claims or title to water.

At Closing, or as soon thereafter as reasonably available, the Commissioner shall provide a standard owner’s title insurance policy for the State Trust in accordance with the title insurance policy commitment.  As a condition precedent to Bowlin’s obligation to convey the subject Bowlin Land and accept conveyance of the State Trust Land, the title insurance commitment for the State Trust Land shall be updated through the Closing Date showing no liens, encumbrances or other defects in title for such Land.  Owner’s Title Policy standard exceptions 1, 2, 3, 4, 5, 6, 8 and 9 will be deleted and standard exception 7 will be deleted as to all matters other than water rights and claims or title to water.

3.           Title Search.  The Commissioner shall provide a title search of the New Mexico State Land Office’s records for the subject State Trust Land (the “SLO title search”) together with legible copies of all documents referenced in such search and relevant to the subject State Trust Land being conveyed sufficiently in advance of the Closing Date to permit thorough review.  Bowlin shall be solely responsible for obtaining, at its cost, any title insurance of the subject State Trust Land that Bowlin desires.

4.           Survey of Bowlin Land.  The Commissioner acknowledges receipt from Bowlin of a boundary survey of all full and partial quarter quarter sections of the Bowlin Land by a licensed New Mexico Land Surveyor (the “Bowlin Survey”).

5.           Review and Approval of Title Insurance Commitments, Title Search, Survey, and Legal Descriptions.  Each Party shall be responsible for reviewing the title insurance commitments, the SLO title search, the Bowlin Survey, and legal descriptions derived from the Bowlin Survey and/or title commitments or the SLO Land survey and/or title search to determine their acceptability for that Party’s purposes.  The Parties shall cooperate to resolve any issues or deficiencies noted in the title insurance commitments, the SLO title search, the Bowlin Survey, the SLO Land Survey and/or the legal descriptions.

G.          Taxes and Levies on Bowlin Land.  Bowlin will pay all property taxes and other levies (collectively, “taxes”) due on the Bowlin Land through 2008, and will pay such taxes for 2008 by either (1) paying the full amount of such taxes directly to the taxing authority(ies) before Closing and presenting evidence of such payment at Closing, or, (2) at or before Closing, depositing with the title company, as escrow agent, a sum sufficient to pay such taxes, which taxes the title company shall thereafter pay to the taxing authority(ies) once statements for the 2008 tax year have been tendered.

H.         Cultural Properties.  Each Party is aware of the possible existence of cultural properties, as defined in NMSA § 18-6-3(B), on their respective lands.  The Commissioner is willing to accept the Bowlin Land, and Bowlin is willing to accept the subject State Trust Land, with knowledge that thorough inspections may reveal such cultural properties. To the best of each Party’s knowledge and belief, there have been no known violations of the Cultural Properties Act (NMSA 1978, §§ 18-6-1 through 18-6-23) or any other state, federal, or local government statute, regulation, or ordinance applicable to their respective lands related to the protection of cultural or historic properties with respect to any sites, objects, artifacts or human burials (collectively the “cultural properties laws”) located on their respective lands.  Upon completion of Closing, each Party agrees to assume full responsibility for complying with all applicable provisions of the Cultural Properties Act and other cultural properties laws that may affect the use of the land it receives pursuant to this Agreement.  Each Party will not hold the other responsible for compliance with such cultural properties laws, or for any violation of such laws, with respect to post-closing activities conducted on the land that it will receive.

I.          Environmental Hazards.  For the purpose of illustration, and without limiting the scope of its meaning, the term “environmental hazards” includes the presence of any hazardous materials as defined below on the Parties respective land.  Hazardous materials include without limitation any oil, petroleum products, explosives, PCBs, asbestos, formaldehyde, radioactive materials or waste, or other hazardous, toxic, or contaminated materials, substances or wastes, including any substance, waste or material which is defined or listed as a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “medical waste,” “regulated substance,” or which is otherwise controlled or regulated because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, under any federal, state, or local government statute, regulations, or ordinances, including but not limited to the federal Clean Water Act, the federal Solid Waste Act, the federal Clean Air Act, the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the New Mexico Environmental Protection Act (collectively, “environmental laws”), relating to landfills, medical waste, industrial hygiene, environmental protection or the manufacture, use, generation, presence, analysis, transportation, handling, storage, treatment or disposal of any such material, substance, or waste.

While Bowlin has been subject to a “Minimum Site Assessment Preliminary Investigation for Bowlin Old West Trading PST” review and report, dated December 13, 2006, regarding the gasoline storage tanks on the site, the New Mexico Environment Department reviewed the report and issued Release Number 4491, a copy of which is attached hereto as Exhibit D, stating that the site does not pose an immediate threat to public health or the environment.

Bowlin (the Indemnitor) will indemnify and hold harmless the Commissioner, the State Land Office, the State of New Mexico and any of their officials, officers, employees and/or agents (the Indemnitee) from any and all liabilities, losses, damages, injuries, suits, claims, judgments, costs, expenses and counsel fees relating to or resulting from any violation or alleged violation of any environmental law or regulation, whether local, state or federal, whether statutory law, common law, or regulatory law, relating to any actual or alleged release, deposit, placement, leaching, or dumping at any time of any hazardous material or substance upon, in, from, onto or under the State Land to be conveyed to Bowlin pursuant to this Exchange Agreement, and regardless of whether such hazardous material or substance is alleged to affect the surface, soil, groundwater or other attribute of the State Land.  This indemnification and hold harmless provision covers, but is not limited to, any liability, loss, damages, injury. suit, claim, judgment, cost, expense or counsel fee that may be asserted against the Indemnitee under the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601-9675 (CERCLA); the federal Resource Conservation and Recovery Act, 42 USC 2601-2671 (RCRA); and the New Mexico Environmental Improvement Act (Chapter 74, NMSA 1978), as well as any regulation promulgated pursuant to any of these statutes or any other environmental statute.   This Paragraph shall survive the closing of the real estate transaction contemplated by this Agreement and shall be binding upon the successors, heirs and assigns of the Indemnitor.

Each of the Parties represents to the other Party that it has no current knowledge of, or cause to believe there is, any pollutant or toxic or hazardous material or substance as defined in, or covered by, any environmental law in, on or under that Party’s land, nor is that Party aware of any potential environmental liability concerning, or in any way related to, their respective lands.

J.          Bowlin Warranty Regarding Land Use, Subdivision and Zoning Compliance.  Bowlin warrants to the best of it knowledge that a subdivision of the Bowlin Land has not been proposed or completed under any applicable law, including without limitation, the New Mexico Subdivision Act (NMSA 1978, Chapter 47, Article 6) and that it has not received any notice that it is not in compliance with any state or local planning, zoning, or subdivision requirements affecting the Bowlin Land or the exchange contemplated by this Agreement.

K.          Possession of the Exchanged Lands.  The Commissioner and Bowlin shall be entitled to and shall have possession of the exchanged Bowlin Land and the subject State Trust Land, respectively, upon recording of the Exchange Patent and the Bowlin Warranty Deed.

III.            ADDITIONAL PROVISIONS.

A.          Further Representations.  Each Party makes the following additional representations relative to this Agreement to the other Party:

1.           Such Party is duly authorized to enter into and perform this Agreement and to make the representations and warranties contained in this Agreement and any related documents that it may sign.

2.           Such Party has no knowledge of (a) any existing violations of applicable law with respect to its Land and, (b) any existing, pending, or threatened litigation which could affect title to, or the present or future use of, its Land, or (c) any existing, pending, or threatened litigation that does or would challenge or affect its authority to perform under this Agreement, including its authority to execute any documents necessary to effectuate the proposed exchange, or that would affect the validity of any such documents once executed, including the Exchange Patent or the Bowlin Warranty Deed.

B.          Execution in Counterparts.  This Agreement may be executed in one or more identical counterparts which, when assembled together, shall constitute one Agreement which shall be binding on both of the Parties and their respective successors and assigns.

C.          Governing Law; Venue.  This Agreement is subject to, and shall be interpreted in accordance with, the laws of the State of New Mexico, without giving affect to their choice of law provisions.  Venue for any litigation that might arise in connection with this Agreement shall be in Santa Fe County in the District Court for the First Judicial District.  Any dispute arising from this Agreement shall first be determined through an administrative proceeding under Land Office Rule 15, 19.2.15 NMAC.

D.          Entire Agreement, Merger, Amendment, Waiver.  This Agreement incorporates all the agreements, covenants and understandings between the Parties concerning the subject matter hereof, and all such covenants, agreements and understandings have been merged into this written Agreement.  No prior agreement or understanding, oral or otherwise, of the Parties or their agents shall be valid or enforceable unless embodied in this Agreement.  This Agreement shall not be altered, changed or amended except by instrument in writing executed by the Parties.  Neither Party’s delay or omission in exercising or enforcing any right or power hereof shall impair, or be construed to be a waiver of, such right or power.  No custom or practice that evolves between the Parties shall be construed to lessen one Party’s right to require the other to perform in strict accordance with the terms of this Agreement.  One Party’s waiver of the other’s failure to comply with any of the terms of this Agreement shall not be construed to be a waiver of any subsequent or other failure to comply.

E.          Interpretation.  The captions and paragraph headings used herein are for descriptive purposes only and do not limit, define, or enlarge the terms of this Agreement.  Unless otherwise indicated by context, use of singular, plural, or a gender shall include the other, and the use of the words “include” or “including” shall be construed as if “without limitation” or “but not [be] limited to” were annexed thereafter.  The Parties were, or had ample opportunity to be represented by counsel, and this Agreement shall not be interpreted for or against either Party based on authorship.

F.          Calculation of Time.  Any time period herein calculated by reference to “days” means calendar days unless expressly otherwise stated; provided, however, that if the last day for a given act falls on a Saturday, Sunday, or a holiday as observed by the State, the day for such act shall be first day following that is not a Saturday, Sunday, or such observed holiday.  The term “business day” shall mean any day other than a Saturday, Sunday, or a holiday as observed by the State.

G.          Notices; Contact Persons.

1.           Required Notices.  Any notice required to be given to either Party by this Agreement or necessary for its performance shall be in writing and shall be delivered in person, by courier service, or by certified U.S. Mail, return receipt requested.  Such notice shall be deemed to be delivered when delivered to the designated representatives of the other Party and signature of a delivery receipt.  All notices shall be addressed as follows:

To the Commissioner:
Patrick H. Lyons, Commissioner of Public Lands
State Land Office
Mail: P. O. Box 1148, Santa Fe, NM 87504-1148
Courier: 310 Old Santa Fe Trail, Santa Fe, NM 87501

With additional copies separately addressed and delivered to the attention of: Surface Resources Management – Attn: Commercial Division and to the Office of the General Counsel at the above address.

To Bowlin:
Michael L. Bowlin, President
Bowlin Travel Centers, Inc.
Mail and Courier: 150 Louisiana Blvd. NE, Albuquerque, NM 87108

2.           Contact Persons.  Each Party may designate a contact person to coordinate communication for ordinary activities carried out to complete the transaction contemplated by this Agreement.  The contact persons shall be:

For the Commissioner:
Name:	Stephen G. Hughes, Associate Counsel
Phone:	505-827-1261
Fax:	505-827-4262
E-mail:	SHughes@slo.state.nm.us

For Bowlin:
Name:	Kit Johnson, Director of Operations
Phone:	505-266-5985
Fax:	505-266-7821
E-mail:	KitJ@bowlintc.com

H.         Survival.  Those provisions of this Agreement necessary to effectuate its intent and purposes shall survive Closing and such provisions shall remain binding on and inure to the benefit of the Parties and their respective successors and assigns.  Excepting those paragraphs that expressly survive under this paragraph, this Agreement shall terminate on the recording of the Exchange Patent and Bowlin Warranty Deed.

I.           Authority.  The individual(s) signing this Agreement on behalf of Bowlin represent and warrant that he or she has the power and authority to bind Bowlin, and that no further action, resolution, or approval from Bowlin is necessary to enter into a binding contract.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of signature by the Commissioner, below.

Bowlin Travel Centers, Inc.

By:	/s/ Michael L. Bowlin	Date:	8/27/2008
Michael L. Bowlin, President

STATE OF NEW MEXICO                )
) ss.
COUNTY OF         Bernalillo               )

This instrument was acknowledged before me this   27  day of    August   , 2008 by Michael L. Bowlin, president of Bowlin Travel Centers, Inc., a Nevada corporation.

/s/ Heather J. Nutter
Notary Public
My Commission Expires:

10/25/2008

This document has been reviewed and approved by General Counsel.

/s/ Stephen G. Hughes	Date:	8/25/2008
General Counsel

COMMISSIONER OF PUBLIC LANDS FOR THE STATE OF NEW MEXICO

/s/ Patrick H. Lyons	Date:	8/29/2008
Patrick H. Lyons

EXHIBIT A
FORM OF EXCHANGE PATENT
AND LEGAL DESCRIPTION FOR
STATE TRUST LAND TO BE EXCHANGED

COMMISSIONER OF PUBLIC LANDS FOR THE
STATE OF NEW MEXICO
EXCHANGE PATENT

No:  4354

For consideration paid, the receipt and sufficiency of which is hereby acknowledged, the State of New Mexico, acting by and through the Commissioner of Public Lands, trustee under the Act of June 20, 1910, 36 Stat. 557, Ch. 310, (“State”), grants to Bowlin Travel Centers, Inc., a Nevada corporation, subject to the conditions and reservations set forth or referred to in this Exchange Patent, the land in Doña Ana County, New Mexico described as follows:

Pt. SW1/4NW1/4 (6.212 acres), Pt. SE1/4NW1/4 (6.724 acres), Pt NW1/4SW1/4 (7.541 acres), Pt. NE1/4SW1/4 (2.319 acres), Pt. SW1/4NE1/4 (6.425 acres), Pt. SE1/4NE1/4 (0.712 acres), Pt. NW1/4SE1/4 (0.144 acres), Section 36, Township 23 South, Range 2 West N.M.P.M., Doña Ana County, New Mexico containing 30.077 ± acres.

SUBJECT TO all valid and existing rights, restrictions, reservations, covenants, conditions, rights-of-way, leases and easements of record affecting the granted lands, including but not limited to matters on file in the records of the New Mexico State Land Office.
AND FURTHER SUBJECT TO a reservation by the State of New Mexico of all geothermal resources and all minerals of whatsoever kind in, under or upon said land, including but not limited to oil and natural gas, helium, carbon dioxide, coal and lignite, uranium, brine, copper, iron, lead, talc, barite, gold and silver, precious and semi-precious stones and jewels, caliche, building stones, shale, clay, sand, gravel and rock for crushing, whether or not now known to exist or to have value, of whatever form or type, at whatever depth, in whatever nature of deposit, whether solid, semi-solid, liquid, or gaseous, whether similar or dissimilar to any of those minerals enumerated, and regardless of the method of extraction whether by wells (including input wells), mining by subterranean, open-pit, or strip mines, surface or subsurface leaching, or any other means now or hereafter known or employed, together with all rights of access and surface use necessary for or reasonably incident to exploration for and extraction and removal of the minerals or geothermal resources, the right to execute leases for mineral or geothermal development and operation, the right to sell or dispose of the minerals or geothermal resources, the right to grant rights-of-way and easements for mineral or geothermal purposes, the right to prospect for, mine, produce and remove minerals and geothermal resources and the right to perform any and all acts necessary in connection therewith.

AND YET FURTHER SUBJECT TO a reservation by the State of New Mexico any and all water rights vested in the State of New Mexico as of the date of sale or exchange which are located on or derived from the subject land, any and all water rights appurtenant to or riparian to the subject land as of the date of sale or exchange and the right to renew and extend any water easements, water leases or water rights existing as of the date of sale or exchange together with the right to receive the rents and revenues therefrom, together with all rights of access and surface use necessary for or reasonably incident to developing and utilizing such water rights.  Said reservation is subject to the following conditions:  1) the Commissioner has agreed to lease or otherwise permit Bowlin, or any of its assignees, lessees, grantees, permittees, licensees, affiliates, subsidiaries, or successors in right, title or interest, to the fullest extent permitted by law, to develop such water rights under terms agreed upon by Bowlin and the Commissioner, whose permission to lease or develop such rights shall not be unreasonably withheld; and 2) the Commissioner has further agreed to provide Bowlin at least ninety (90) days written notice before leasing, transferring, conveying or selling said water rights to any other party.
Executed in duplicate under seal this   29   day of   August  , 2008.

STATE OF NEW MEXICO

/s/ Patrick H. Lyons
PATRICK H. LYONS COMMISSIONER OF PUBLIC LANDS

A-2

EXHIBIT B
FORM OF WARRANTY DEED
AND LEGAL DESCRIPTION FOR
BOWLIN LAND
WARRANTY DEED

BOWLIN TRAVEL CENTERS, INC., a Nevada corporation (“Bowlin”), for consideration paid, grants to the COMMISSIONER OF PUBLIC LANDS FOR THE STATE OF NEW MEXICO AS TRUSTEE FOR THE STATE OF NEW MEXICO under the Act of June 20, 1910, 36 Stat. 557, Ch. 310 (the “Commissioner”), whose address is 310 Old Santa Fe Trail, Santa Fe, New Mexico 87501, the following described real estate in Doña Ana County, New Mexico (the “Land”) with warranty covenants, subject to all valid and existing rights, easements, covenants, reservations and restrictions of record:

Lot 1, HACIENDA DE MESILLA SUBDIVISION NO. 2, in the County of Doña Ana, New Mexico, as the same is shown and designated on Plat No. 3061, thereof filed for record in the office of the County Clerk of said county on January 21, 1998, and recorded in Book 19, Pages 44, Plat Records, Doña Ana County, New Mexico,

The immediately above-described property being and intended to be the same property as described in that certain survey by Justin W. Miller, NMPS No. 17572 dated June 26, 2008 as follows:

Plat of Survey Lot #1, Hacienda De Mesilla, Subdivision No. 2 as recorded January 21, 1998 in Plat Book 21, Page 44 of the Doña Ana County records, located in the SE1/4 of the SE1/4 of projected section 24 and the NE1/4 of the NE1/4 of projected section 25, T23S, R1E, N.M.P.M. of the U.S.R.S. surveys, City of Las Cruces, Doña Ana County, New Mexico

Including all of the oil, gas and other minerals of any kind whatsoever in, on and under the above described land.

WITNESS my hand and seal this   27   day of   August  , 2008.

BOWLIN TRAVEL CENTERS, INC., a Nevada corporation

By:	/s/ Michael L. Bowlin
Michael L. Bowlin, President

Attest:	/s/ William J. McCabe
William J. McCabe, Secretary

ACKNOWLEDGEMENT

State of New Mexico                           )
) ss.
County of         Bernalillo                    )

This instrument was acknowledged before me this   27  day of   August  , 2008, by Michael L. Bowlin, president of Bowlin Travel Centers, Inc., a Nevada corporation.

/s/ Heather J. Nutter
Notary Public
My Commission Expires:

10/25/2008

B-2

EXHIBIT C
LIST OF ENCUMBRANCES ON STATE TRUST LAND

The attached encumbrance list was obtained from a title search report for certain land (“Land”) located in Doña Ana County, New Mexico, which was prepared by the New Mexico State Land Office Records Management Division based on a search of the Surface, Oil and Gas, and Mineral Departmental Tract Books, and the Master Title Tract Books, of the New Mexico State Land Office.

The title search report does not warrant or guaranty title to the Land, nor is it in any way an opinion of title to the Land.  Further, the title search report does not warrant or guarantee the existence or sufficiency of any instruments on file or of record with respect to the Land.  The title search does not warrant or guarantee the existence or accuracy of any leases, rights of way, reservations, restrictions or encumbrances listed; nor does it warrant or guarantee that the leases, rights of way, reservations, restrictions or encumbrances listed (if any) are the only such that exist with respect to the land.

No search has been made of the real property records or the Uniform Commercial Code records of the office of the County Clerk of any county.  Nor has any search been made of any property tax records, including any property tax records in the office of the any County Treasurer.   No search has been made of any records of any city, or of any local, state or federal agency except the title records of the New Mexico State Land Office referenced above.

EACH APPLICANT OR OTHER INTERESTED PERSONS MUST PERFORM THEIR OWN DUE DILIGENCE AND BECOME FULLY FAMILIAR WITH THE LAND, ITS STATUS AND CONDITION.  STATEMENTS ABOUT THE LAND CONTAINED IN THE TITLE SEARCH REPORT AND OTHER DOCUMENTS PROVIDED BY THE COMMISSIONER OF PUBLIC LANDS OR THE NEW MEXICO STATE LAND OFFICE ARE PROVIDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE CONSTRUED AS CONSTITUTING A REPRESENTATION OR WARRANTY AS TO THE TITLE, STATUS OR CONDITION OF THE LAND.  THE COMMISSIONER OF PUBLIC LANDS AND THE NEW MEXICO STATE LAND OFFICE MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE LAND, ITS TITLE, STATUS OR CONDITION, OR ITS FITNESS OR SUITABILITY FOR ANY PARTICULAR USE.

PROPERTY DESCRIPTION:

Pt. SW1/4NW1/4 (6.212 acres), Pt. SE1/4NW1/4 (6.724 acres), Pt NW1/4SW1/4 (7.541 acres), Pt. NE1/4SW1/4 (2.319 acres), Pt. SW1/4NE1/4 (6.425 acres), Pt. SE1/4NE1/4 (0.712 acres), Pt. NW1/4SE1/4 (0.144 acres), Section 36, Township 23 South, Range 2 West N.M.P.M., Doña Ana County, New Mexico containing 30.077 ± acres.

ENCUMBRANCES:

Business Lease	BL-0514
Holder:	Bowlin Travel Centers, Inc.
150 Louisiana NE, Albuquerque NM 87108
Legal Desc:	Pt.NW1/4SW1/4
Purpose:	Trading Post
Expires:	September 30, 2011 (to be relinquished at closing of the exchange transaction)

ACTIVE BILL BOARD PERMITS:

Billboard No.	BB-42
Holder:	Bowlin Travel Centers, Inc. of Albuquerque, NM
Legal Desc:	Pt.SW1/4NE1/4, no acreage
Expires:	09/30/2010 (to be cancelled at closing of exchange transaction)

Billboard No.	BB-43
Holder:	Bowlin Travel Centers, Inc. of Albuquerque, NM
Legal Desc:	Pt.SW1/4NE1/4, no acreage
Expires:	09/30/2010 (to be cancelled at closing of exchange transaction)

Billboard No.	BB-44
Holder:	Bowlin Travel Centers, Inc. of Albuquerque, NM
Legal Desc:	Pt.SW1/4NE1/4, no acreage
Expires:	09/30/2010 (to be cancelled at closing of exchange transaction)

Billboard No.	BB-45
Holder:	Bowlin Travel Centers, Inc. of Albuquerque, NM
Legal Desc:	Pt.SW1/4NE1/4, no acreage
Expires:	09/30/2010 (to be cancelled at closing of exchange transaction)

Billboard No.	BB-46
Holder:	Bowlin Travel Centers, Inc. of Albuquerque, NM
Legal Desc:	Pt.SW1/4NE1/4, no acreage
Expires:	09/30/2010 (to be cancelled at closing of exchange transaction)

Billboard No.	BB-47
Holder:	Bowlin Travel Centers, Inc. of Albuquerque, NM
Legal Desc:	Pt.SW1/4NE1/4, no acreage
Expires:	09/30/2010 (to be cancelled at closing of exchange transaction)

C-2

ACTIVE RIGHTS-OF-WAY/EASEMENTS

Right–of–Way	M-7504
Holder:	El Paso Electric Company of El Paso
Legal Desc:	Pt. S1/2NE1/4, Pt. SE1/4NW1/4, Pt.N1/2SW1/4 Containing 3.460 acres, more or less
Purpose:	Electric Distribution Lines
Expires:	For so long as used for said purpose

Right–of–Way	M-7535
Holder:	The Mountain States Telephone & Telegraph Company of Denver, CO
Legal Desc:	Pt. S1/2NE1/4, Pt.SE1/4NW1/4, Pt.N1/2SW1/4 Containing 3.442 acres, more or less
Purpose:	Telephone & Telegraph Lines
Expires:	For so long as used for said purpose

Right–of–Way	RW-20174
Holder:	Mountain States Telephone & Telegraph Co.
Legal Desc:	Pt.S1/2NE1/4, Pt.N1/2SW1/4, Pt.NW1/4SE1/4 Containing 3.32 acres, more or less
Purpose:	Communication Facilities in the Las Cruces Airport area
Expires:	For so long as used for said purpose

C-3

EXHIBIT D
LETTER FROM STATE OF NEW MEXICO ENVIRONMENT DEPARTMENT
RELEASE NO. 4491

State of New Mexico
ENVIRONMENT DEPARTMENT
Petroleum Storage Tank Bureau
	2044 Galisteo Street	RON CURRY
	Santa Fe, New Mexico 87505	Secretary
BILL RICHARDSON	Telephone (505) 984-1741
Governor	Fax (505) 984-1738	CINDY PADILLA
Deputy Secretary

JIM NORTON
Director

March 13, 2007

Ms. Cyndee Biggers
Assistant to Senior Vice President
Retail Operations
Bowlins Incorporated
150 Louisiana Boulevard NE
Albuquerque, New Mexico  87108

Re:	No Further Action at Old West Trading Post, 13530 Frontage Road, Las Cruces, New Mexico

Facility Number (new): 1558	Release Number: 4491

Dear Ms. Biggers:

The New Mexico Environment Department (Department) has reviewed the report titled “Minimum Site Assessment Preliminary Investigation for Bowlin Old West Trading PST” dated December 13, 2006.  The Department concurs that this site does not pose an immediate threat to public health or the environment based upon the following current site-specific conditions:

1.	Soil at the release was excavated from an area 20 feet X 20 feet to a depth of 10 feet.

2.	A soil boring was advanced near the release to a depth of 95 feet. A hydrocarbon odor was noted from soil samples collected from 10 to 35 feet deep in the boring.

3.	Gasoline and diesel constituents were not detected at appropriated detection limits by laboratory analysis of soil samples collected from 10 to 15 feet and 25 to 35 feet in the boring.

4.
The only gasoline or diesel constituents detected by laboratory analysis were benzo(a)pyrene and benzo(k)fluoranthene.  A soil sample collected from 55 to 60 feet deep contained a concentration of benzo(s)pyrene of 0.0012 milligrams per kilogram (mg/kg).  A risk based screening level for leaching to groundwater is not applicable because of low solubility of the detected compounds.  Other risk based screen levels are not applicable because of the depth of the sample.

Ms. Cyndee Biggers
March 13, 2007

5.
Soil samples were field screened by the heated headspace method.  The highest heated headspace measurement was 14.8 parts per million instrument response units (ppm).  The action level for soil to be considered petroleum contaminated is 100 ppm.

6.	A layer containing clay was observed approximately 40 feet deep. The highest headspace measurement for a soil sample collected from below the layer containing clay was 0.3 ppm.

Therefore, the Department is not requiring additional work at this time.  However, the Department does reserve the right to require additional work in the future, should information become available which indicates that a threat to public health or the environment exists.

If you have questions call me at (505) 984-1902.  The Department appreciates your voluntary cooperation and prompt attention to this matter.

Sincerely,

/s/ Christopher Holmes
Christopher Holmes Geoscientist Remedial Action Program

Cc:	David Ennis, Senior Geoscientist, Miller Souder & Associates, Las Cruces, New Mexico
Ken White, District Resource Manager, State Land Office, 1130 East University Avenue, O’Loughlin House, Room B, Las Cruces, NM 88003
Ken Smith, Manager District III, New Mexico Environment Department
Joe Godwin, Inspector, Prevention and Inspector Program, Petroleum Storage Tank Bureau
Joyce Shearer, Manager, Remedial Action Program, Petroleum Storage Tank Bureau
Jeffrey Mills, Team Leader, Remedial Action Program, Petroleum Storage Tank Bureau
Tina, Duran, Petroleum Storage Tank Bureau